As filed with the Securities and Exchange Commission on February 26, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

TRANSOCEAN PARTNERS LLC

(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands	Deepwater House Kingswells Causeway Prime Four Business Park Aberdeen, Scotland, United Kingdom AB15 8PU	66-0818288
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices) (Zip Code)	(I.R.S. Employer Identification No.)

Transocean Partners LLC 2014 Incentive Compensation Plan

(Full title of plan)

Raoul F. Dias

Deepwater House

Kingswells Causeway

Prime Four Business Park

Aberdeen, Scotland, United Kingdom AB15 8PU

+44 (1224) 945-100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Gene J. Oshman

Andrew J. Ericksen

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Units, representing limited liability company interests	3,448,276	$15.63	$53,896,554	$6,263

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement is deemed to include additional common units issuable pursuant to the adjustment provisions of the Transocean Partners LLC 2014 Incentive Compensation Plan by reason of any unit dividend, unit spilt, recapitalization or other similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of a common unit of Transocean Partners LLC as reported by the New York Stock Exchange on February 19, 2015.

EXPLANATORY NOTE

Transocean Partners LLC (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 under the Securities Act to register 3,448,276 of its common units (such common units are referred to in this Registration Statement as the “common units”), issuable pursuant to the terms of the Transocean Partners LLC 2014 Incentive Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to all participants in the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part 1 of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated in this Registration Statement by reference:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on February 26, 2015;

•	The Registrant’s Current Reports on Form 8-K (File No. 001-36584) filed with the Commission on February 9, 2015 and February 13, 2015; and

•	The description of the Registrant’s common units representing limited liability company interests contained in the Registrant’s registration statement on Form 8-A (File No. 001-36584) filed with the Commission on July 30, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating, changing or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 7.15 of the Registrant’s Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) provides that the Registrant will indemnify and hold harmless the following persons (each, an “Indemnitee”), in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals:

•	the Transocean Member (as defined in the LLC Agreement) or any successor owning the Transocean Member interest;

•	any departing member owning the Transocean Member interest;

•	any person who is or was an affiliate of the Transocean Member or any departing member owning the Transocean Member interest;

•	any person who is or was an officer, director, member, fiduciary or trustee of the Registrant, its subsidiaries, the Transocean Member, any departing member owning the Transocean Member interest, or any of their respective affiliates;

•	any person who is or was serving at the request of the board of directors, the Transocean Member or any departing Transocean Member or any affiliate of the Transocean Member or any departing Transocean Member as a managing member, manager, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary or similar duty to the Registrant and its subsidiaries (provided, however, that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services);

•	any person designated by the Registrant’s board of directors as an indemnitee for purposes of the LLC Agreement because such person’s services, status or relationship exposes such person to potential claims, demands, actions, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries.

Any indemnification under these provisions will only be out of the Registrant’s assets. Unless it otherwise agrees, the Transocean Member or any departing member owning the Transocean Member interest will not be personally liable for or have any obligation to contribute or lend funds or assets to us to enable us to effectuate indemnification.

Section 7.15(b) of the LLC Agreement states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an indemnitee in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Registrant prior to a final and non-appealable determination that the indemnitee is not entitled to be indemnified upon receipt by the Registrant of any undertaking by or on behalf of the indemnitee to repay such amount if it shall be ultimately determined that the indemnitee is not entitled to be indemnified as authorized by Section 7.15 of the LLC Agreement.

The Registrant may purchase insurance against liabilities asserted against and expenses incurred by persons for the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify the person against liabilities under the LLC Agreement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aberdeen, Scotland, on February 26, 2015.

TRANSOCEAN PARTNERS LLC

By:	/s/ Kathleen S. McAllister
	Name:	Kathleen S. McAllister
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kathleen S. McAllister, Garry Taylor, Jill S. Greene and Raoul F. Dias, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on February 9 or February 18, 2015.

Signature	Title

/s/ Kathleen McAllister Kathleen McAllister	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Garry Taylor Garry Taylor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Esa Ikäheimonen Esa Ikäheimonen	Chairman of the Board of Directors

/s/ Glyn A. Barker Glyn A. Barker	Director

/s/ Michael Lynch-Bell Michael Lynch-Bell	Director

/s/ Samuel Merksamer Samuel Merksamer	Director

/s/ John Plaxton John Plaxton	Director

/s/ Norman J. Szydlowski Norman J. Szydlowski	Director

Exhibit Index

Exhibit No.	Description

4.1	Certificate of Formation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 (No. 333- 196958) filed on June 23, 2014).

4.2	Second Amended and Restated Limited Liability Company Agreement of the Registrant, dated as of July 29, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 5, 2014).

4.3	Transocean Partners LLC 2014 Incentive Compensation Plan (incorporated by reference to Exhibit 10.12 to the Registrant’s Current Report on Form 8-K filed August 5, 2014).

5.1	Opinion of Watson, Farley & Williams LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Watson, Farley & Williams LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof).